AFH Acquisition IV, Inc. 8-K

Exhibit 10.16

Promissory Note

1.           On this date of January 12, 2009 (“Loan Date”), in return for valuable consideration received, the undersigned borrower Emmaus Medical, Inc., a Delaware corporation, located at 20725 S. Western Ave., Ste 136, Torrance, CA 90501 (“Borrower”) agrees to pay to Yutaka Niihara (“Lender”), the sum of $350,000 U.S. Dollars (“Loan Amount”), together with interest thereon at the rate of six and one-half percent (6.5%) per annum, under the following terms and conditions of this Promissory Note (“Note”).

2.           Terms of Repayment (Balloon Payment):  Starting one month after the Loan Date and continuing thereafter monthly until called by Lender, the Borrower shall make monthly payments of interest only in the amount of six and one-half percent (6.5%) simple interest of the Loan Amount, as set forth in Attachment 1 hereto.  All payments shall be first applied to interest and the balance to principal.  The entire unpaid principal and any accrued interest thereon shall become immediately due and payable on demand by the holder of this Note.

3.           Prepayment:  This Note may be prepaid in whole or in part at any time without premium or penalty.  All prepayments shall first be applied to interest, and then to principal payments in the order of their maturity.

4.           Late Fees: In the event that a payment due under this Note is not made within ten (10) days of the time set forth herein, the Borrower shall pay an additional late fee in the amount of two (2) percent of said late interest payment.

5.           Place of Payment: All payments due under this note shall be sent to the Lender’s address, as noted in Attachment 1 hereto, or at such other place as the holder of this Note may designate in writing in the future.

6.           Default:  In the event of default, the Borrower agrees to pay all costs and expenses incurred by the Lender, including all reasonable attorney fees as permitted by law for the collection of this Note upon default

7.           Acceleration of Debt:  If the Borrower fails to make any payment due under the terms of this Note, or breach any condition relating to any security, security agreement, note, mortgage or lien granted as collateral security for this Note, seeks relief under the Bankruptcy Code, or suffers an involuntary petition in bankruptcy or receivership not vacated within thirty (30) days, the entire balance of this Note and any interest accrued thereon shall be immediately due and payable to the holder of this Note.

8.           Modification: No modification or waiver of any of the terms of this Agreement shall be allowed unless by written agreement signed by the parties.  No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

9.           Transfer of the Note:  The Borrower hereby waives any notice of the transfer of this Note by the Lender or by any subsequent holder of this Note, agrees to remain bound by the terms of this Promissory Note subsequent to any transfer, and agrees that the terms of this Note may be fully enforced by any subsequent holder of this Note.

10.           Severability of Provisions: If any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

11.           Choice of Law:  All terms and conditions of this Note shall be interpreted under the laws of California, U.S.A.

Signed Under Penalty of Perjury, this 12th day of January, 2009.

Emmaus Medical, Inc.

By:	/s/ Daniel R. Kimbell
Name:	Daniel R. Kimbell
Title:	Secretary and CEO

ATTACHMENT 1

Lender’s Name:	Yutaka Niihara

Lender’s Address:	24 Covered Wagon Ln.
RHE, CA 90274

Principal Amount:	USD $350,000

Monthly Interest at 6.5% Per Annum on Loan Amount:	$1,895.83